                                                             Exhibit 99(a)(1)(E)



                              NEUBERGER BERMAN INC.
                          LEHMAN BROTHERS HOLDINGS INC.


                        AMENDED CHANGE IN CONTROL NOTICE

                                  TO HOLDERS OF
           LIQUID YIELD OPTION(TM) NOTES DUE 2021 (ZERO COUPON-SENIOR)
                     (CUSIP Nos. 641234 AA7 and 641234 AC3)

         NOTICE IS HEREBY GIVEN, to holders of Liquid Yield Option(TM) Notes due 2021 (Zero Coupon-Senior) originally issued by Neuberger Berman Inc. ("Old Neuberger") on May 4, 2001 (the "Securities") under the Indenture, dated as of May 4, 2001, as supplemented by the First Supplemental Indenture, dated as of May 2, 2002, as further supplemented by the Second Supplemental Indenture, dated as of November 1, 2002, between Old Neuberger and The Bank of New York, a New York banking corporation, as trustee (referred to herein as the "Trustee," the "Conversion Agent," or the "Tender Agent," as appropriate) (collectively, the "Original Indenture"), and as further supplemented by the Third Supplemental Indenture, dated as of October 31, 2003 (the "Third Supplemental Indenture"), among New Neuberger (as defined below), Old Neuberger, Holdings (as defined below) and the Trustee, pursuant to which New Neuberger succeeded to, and was substituted for all the rights and obligations of, Old Neuberger under the Original Indenture. The Original Indenture, as supplemented by the Third Supplemental Indenture, is referred to herein as the "Indenture."


         This notice is being sent to you pursuant to Section 3.09(b) of the Indenture. The Change in Control Notice sent to you on November 17, 2003 (the "Original Change in Control Notice") is supplemented and amended in its entirety by this Amended Change in Control Notice (this "Change in Control Notice"). Initially capitalized terms used in this Change in Control Notice, unless otherwise defined herein, shall have the meanings given such terms in the Indenture.


         On October 31, 2003, Old Neuberger was merged with and into Neuberger Berman Inc. (formerly known as Ruby Acquisition Company), a Delaware corporation ("New Neuberger") and a direct wholly owned subsidiary of Lehman Brothers Holdings Inc. ("Holdings") (the "Merger"), pursuant to the terms of the Agreement and Plan of Merger, dated as of July 21, 2003, as amended by the First Amendment to Agreement and Plan of Merger, dated as of September 22, 2003 (as amended, the "Merger Agreement"), among Holdings, New Neuberger and Old Neuberger. Pursuant to the terms of the Merger Agreement, each share of common stock, par value $0.01 per share, of Old Neuberger ("Old Neuberger Common Stock") outstanding immediately prior to the effective time of the Merger, was converted into the right to receive (a) $9.49 in cash without interest and (b)
0.4741 shares of common stock, par value $0.10 per share, of Holdings (the "Merger Consideration").

         By virtue of the Merger, a Change in Control (as defined in the Indenture) has occurred. As a result, at your option (the "Put Option"), you may require New Neuberger to purchase your Securities, subject to the terms and conditions of the Indenture, on Tuesday, December 16, 2003 (the "Change in Control Purchase Date"). The purchase price payable in respect of each $1,000 Principal Amount at Maturity of the Securities is $877.99 (which represents the Issue Price plus Original Issue Discount accrued to the Change in Control Purchase Date), plus $3.55 of interest accrued and payable as of the Change in Control Purchase Date (the "Change in Control Purchase Price"), subject to the terms and conditions of the Indenture, the Securities, this Change in Control Notice and related offer materials (this Change in Control Notice and related offer materials, as amended and supplemented from time to time, are collectively referred to as the "Put Option Materials").


         If you elect to require New Neuberger to repurchase your Securities at the Change in Control Purchase Price, you must do so by tendering a change in control purchase notice substantially in the form provided herewith (the "Change in Control Purchase Notice") to the Tender Agent (and not withdrawing such Change in Control Purchase Notice as provided below), according to the terms of the Indenture, prior to 9:00 a.m., New York City time, on the Change in Control Purchase Date. The right of Holders of Securities to exercise the Put Option expires at 9:00 a.m., New York City time on the Change in Control Purchase Date.



                                      (i)

         You must surrender your Securities to the Tender Agent to collect payment of the Change in Control Purchase Price. Payment of the Change in Control Purchase Price for Securities as to which a Change in Control Purchase Notice has been duly given and not withdrawn will be made promptly following the expiration of the Put Option.

         Change in Control Purchase Notices may be withdrawn at any time prior to 9:00 a.m., New York City time, on the Change in Control Purchase Date by means of a written notice of withdrawal delivered to the office of the Tender Agent, specifying: (i) the certificate number of the Securities with respect to which such notice of withdrawal is being submitted; (ii) the Principal Amount at Maturity of the Securities with respect to which such notice of withdrawal is being submitted; and (iii) the Principal Amount at Maturity, if any, of such Securities that remain subject to the original Change in Control Purchase Notice, and which have been or will be delivered for purchase by New Neuberger. If we extend the period you have to exercise your Put Option, you may withdraw your tendered Change in Control Purchase Notices at any time prior to the new expiration date, as extended. You may also withdraw your tendered Change in Control Purchase Notices if we have not accepted your Securities for purchase prior to January 14, 2004.


         The address for the Tender Agent is as follows:

                  The Bank of New York
                  Corporate Trust Department
                  101 Barclay Street
                  Floor 7 East
                  New York, New York 10286
                  Attention: William Buckley
                             Reorganization Unit
                             Tel:  212-815-5788
                             Fax:  212-298-1915


         Because the Securities have been issued in book-entry form, the Depository Trust Company ("DTC") or its nominee will be treated by New Neuberger, Holdings, the Trustee and the Tender Agent for all purposes as the Holder of the Securities and will be the only entity that can exercise the Put Option by delivering a Change in Control Purchase Notice to the Tender Agent or deliver a notice of withdrawal to the Tender Agent. To require New Neuberger to repurchase Securities pursuant to exercise of the Put Option, or to withdraw a Change in Control Purchase Notice, the beneficial owner of Securities that are held by a broker, dealer, commercial bank, trust company or other nominee must instruct such nominee, pursuant to such nominee's procedures, to surrender the Securities on the Holder's behalf or withdraw any such election. In turn, the nominee will deliver those materials, through the appropriate direct participant in DTC and the facilities of DTC, to the Tender Agent and will certify to the Tender Agent that the broker or other entity represents the beneficial owner, all in accordance with arrangements among them and subject to statutory, regulatory and self-regulatory requirements as may be in effect from time to time. DIFFERENT FIRMS HAVE DIFFERENT CUT-OFF TIMES AND PROCEDURES FOR ACCEPTING INSTRUCTIONS FROM THEIR CUSTOMERS. ACCORDINGLY, YOU SHOULD CONSULT THE BROKER OR OTHER NOMINEE THROUGH WHICH YOU HOLD AN INTEREST IN THE SECURITIES IN ORDER TO ASCERTAIN THE CUT-OFF TIME AND PROCEDURES BY WHICH A CHANGE IN CONTROL PURCHASE NOTICE OR NOTICE OF WITHDRAWAL MUST BE TENDERED TO ENSURE DELIVERY BY 9:00 A.M., NEW YORK CITY TIME, ON THE CHANGE IN CONTROL PURCHASE DATE, AND ANY OTHER DOCUMENTATION OR OTHER REQUIREMENTS THAT THE BROKER OR OTHER NOMINEE MAY HAVE.


         The broker or other nominee will be responsible for disbursing payments received from the Tender Agent, through the facilities of DTC, to you.


         If you are a DTC participant, you must surrender your Securities electronically through DTC's Automated Tenders Offer Program ("ATOP"), subject to the terms and procedures of that system, on or before 9:00 a.m., New York City time, on the Change in Control Purchase Date.




         Copies of this Change in Control Notice may be obtained from the Tender Agent at the address above.

         The term "Liquid Yield Option" is a registered trademark of Merrill Lynch & Co., Inc.


    The date of this Amended Change in Control Notice is December 2, 2003.



                                      (ii)

                                TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----
SUMMARY TERM SHEET................................................................................................1
SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS................................................................5
IMPORTANT INFORMATION CONCERNING THE PUT OPTION...................................................................6
Section 1.            Information Concerning New Neuberger and Lehman Brothers....................................6
     Section 1.1.        New Neuberger............................................................................6
     Section 1.2.        Lehman Brothers..........................................................................6
Section 2.            Information Concerning the Securities.......................................................7
     Section 2.1.        New Neuberger's Obligation to Purchase the Securities upon Change in Control;
                               Purpose of the Transaction.........................................................7
     Section 2.2.        Change in Control Purchase Price.........................................................8
     Section 2.3.        Conversion Rights of the Securities......................................................8
     Section 2.4.        Market for the Securities and Lehman Brothers Common Stock...............................9
     Section 2.5.        Redemption..............................................................................10
     Section 2.6.        Ranking.................................................................................11
Section 3.            Procedures to Be Followed by Holders Electing to Surrender Securities for Purchase.........11
     Section 3.1.        Method of Delivery......................................................................11
     Section 3.2.        Change in Control Purchase Notice.......................................................11
     Section 3.3.        Delivery of Securities..................................................................12
Section 4.            Right of Withdrawal........................................................................13
Section 5.            Payment for Surrendered Securities.........................................................13
Section 6.            Securities Acquired........................................................................14
Section 7.            Plans or Proposals of New Neuberger........................................................14
Section 8.            Interests of Directors, Executive Officers and Affiliates of Holdings and New
                         Neuberger in the Securities.............................................................14
Section 9.            Purchases of Securities by New Neuberger and its Affiliates................................14
Section 10.           Material United States Federal Income Tax Considerations...................................15
Section 11.           Additional Information.....................................................................17
Section 12.           No Solicitations...........................................................................17
Section 13.           Definitions................................................................................18
Section 14.           Conflicts..................................................................................18

         No person has been authorized to give any information or to make any representations other than those contained in this Change in Control Notice and accompanying Change in Control Purchase Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Change in Control Notice and accompanying Change in Control Purchase Notice do not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Change in Control Notice shall not under any circumstances, create any implication that the information contained herein is current as of any time subsequent to the date of such information. None of New Neuberger, Holdings or their respective boards of directors or employees are making any representation or recommendation to any Holder as to whether or not to surrender such Holder's Securities. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Securities for purchase and, if so, the amount of Securities to surrender.

                               SUMMARY TERM SHEET

         The following are answers to some of the questions that you, as a holder of Neuberger Berman Inc. Liquid Yield Option(TM) Notes due 2021 (Zero Coupon-Senior), which we refer to as the "Securities," may have about the Put Option. We urge you to read carefully the remainder of this Change in Control Notice and the accompanying Change in Control Purchase Notice because the information in this summary is not complete and those documents contain additional important information. The term "Lehman Brothers" refers to collectively Lehman Brothers Holdings Inc., a Delaware corporation ("Holdings"), and its subsidiaries (including New Neuberger and its subsidiaries), unless otherwise stated or indicated by context. The term "New Neuberger" refers to Neuberger Berman Inc. (formerly known as Ruby Acquisition Company), a Delaware corporation and a wholly owned subsidiary of Holdings, and its subsidiaries, unless otherwise stated or indicated by context. The term "Old Neuberger" refers to Neuberger Berman Inc., and its subsidiaries, unless otherwise stated or indicated by context, the original issuer of the Securities.

Who is offering to purchase my Securities?

         New Neuberger, a direct wholly owned subsidiary of Holdings, is required under the terms of the Securities and the Indenture, at your option, to purchase your validly surrendered Liquid Yield Option(TM) Notes due 2021 (Zero Coupon-Senior) (the "Securities"). New Neuberger was organized in Delaware under the name "Ruby Acquisition Company" on July 3, 2003 for the purpose of effecting the merger with Old Neuberger (the "Merger"). As a result of the Merger, which was consummated on October 31, 2003, Old Neuberger was merged with and into New Neuberger, which changed its name to "Neuberger Berman Inc." and now conducts the business of Old Neuberger. Pursuant to the Third Supplemental Indenture (as defined below), New Neuberger succeeded to, and was substituted for all the rights and obligations of, Old Neuberger under the Original Indenture. See "Section 1--Information Concerning New Neuberger and Lehman Brothers."

What securities will New Neuberger purchase?


         New Neuberger is obligated to purchase all of the Securities surrendered, at the option of the Holder. As of December 1, 2003, there were approximately $166,235,000 aggregate Principal Amount at Maturity of Securities outstanding. The Securities were issued under the Indenture, dated as of May 4, 2001, as supplemented by the First Supplemental Indenture, dated as of May 2, 2002, as further supplemented by the Second Supplemental Indenture, dated as of November 1, 2002, between Old Neuberger and The Bank of New York, a New York banking corporation, as trustee (referred to herein as the "Trustee," the "Conversion Agent," or the "Tender Agent," as appropriate) (collectively, the "Original Indenture"), and as further supplemented by the Third Supplemental Indenture, dated as of October 31, 2003 (the "Third Supplemental Indenture"), between New Neuberger, Old Neuberger, Holdings and the Trustee. The Original Indenture, as supplemented by the Third Supplemental Indenture, is referred to herein as the "Indenture." See "Section 2--Information Concerning the Securities."


Why is New Neuberger making the offer?

         New Neuberger is obligated to make the offer pursuant to the terms of the Securities and the Indenture. See "Section 2.1--New Neuberger's Obligation to Purchase the Securities upon Change in Control; Purpose of the Transaction."

How much will New Neuberger pay and what is the form of payment?

         Pursuant to the terms of paragraph 6 of the Securities, New Neuberger will pay, in cash, a purchase price of $877.99 per $1,000 Principal Amount at Maturity of the Securities plus $3.55 of accrued and unpaid interest with respect thereto (the "Change in Control Purchase Price") with respect to any and all Securities validly surrendered for purchase and not withdrawn. See "Section 2.2--Change in Control Purchase Price."

How can I determine the market value of the Securities?


         The securities are not listed on any national securities exchange. There does not exist any established reporting system or established trading market for the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, New Neuberger's and Lehman Brothers' operating results and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Securities prior to making any decision with respect to the Put Option. The common stock of Holdings, par value $0.10 per share ("Lehman Brothers Common Stock") into which the Securities are partially convertible is listed on the New York Stock Exchange ("NYSE") under the symbol "LEH." On December 1, 2003, the last reported sales price of the Lehman Brothers Common Stock on the NYSE was $72.75 per share. See "Section 2.4--Market for the Securities and Lehman Brothers Common Stock."


What do the boards of directors for New Neuberger and Holdings think of the Put Option?

         The boards of directors of New Neuberger and Holdings have not made any recommendation as to whether you should surrender your Securities for purchase pursuant to the Put Option. You must make your own decision whether to surrender your Securities for purchase and, if so, the amount of Securities to surrender. See "Section 2.2--Change in Control Purchase Price."

When does the Put Option expire?


         The Put Option expires at 9:00 a.m., New York City time, on Tuesday, December 16, 2003 (the "Change in Control Purchase Date"). New Neuberger and Holdings do not intend to extend the period that you have to exercise the Put Option. See "Section 2.1--New Neuberger's Obligation to Purchase the Securities upon Change in Control; Purpose of the Transaction."


What are the conditions to the purchase by New Neuberger of the Securities?

         The purchase by New Neuberger of validly surrendered Securities is not subject to any conditions other than such purchase being lawful. "Section 2.1--New Neuberger's Obligation to Purchase the Securities upon Change in Control; Purpose of the Transaction."

How do I surrender my Securities?


         The exercise of the Put Option will be effected by book entry through the Depository Trust Company ("DTC"). To surrender your Securities for purchase pursuant to the Put Option, you must have complied with the procedures for surrender described in this Change in Control Notice by no later than 9:00 a.m., New York City time, on the Change in Control Purchase Date.


         If you desire to surrender your Securities and your Securities are held through a broker, dealer, commercial bank, trust company or other nominee, you must contact that nominee directly, and instruct them to surrender the Securities on your behalf.


         If you desire to surrender your Securities and you hold your Securities through DTC and are a DTC participant, you must surrender your Securities electronically through DTC's Automated Tenders Offer Program ("ATOP"), subject to the terms and procedures of that system on or before 9:00 a.m., New York City time, on the Change in Control Purchase Date.

         DIFFERENT FIRMS HAVE DIFFERENT CUT-OFF TIMES AND PROCEDURES FOR ACCEPTING INSTRUCTIONS FROM THEIR CUSTOMERS. ACCORDINGLY, YOU SHOULD CONSULT THE BROKER OR OTHER NOMINEE THROUGH WHICH YOU HOLD AN INTEREST IN THE SECURITIES IN ORDER TO ASCERTAIN THE CUT-OFF TIME AND PROCEDURES BY WHICH A CHANGE IN CONTROL PURCHASE NOTICE MUST BE TENDERED TO ENSURE DELIVERY BY 9:00 A.M., NEW YORK CITY TIME, ON THE

CHANGE IN CONTROL PURCHASE DATE, AND ANY OTHER DOCUMENTATION OR OTHER REQUIREMENTS THAT THE BROKER OR OTHER NOMINEE MAY HAVE.


         See "Section 3--Procedures to Be Followed by Holders Electing to Surrender Securities for Purchase."

If I surrender my Securities, when will I receive payment?


         New Neuberger will accept for payment all Securities for which a Change in Control Purchase Notice was validly tendered and not withdrawn on the Change in Control Purchase Date. Prompty following the expiration of the Put Option, New Neuberger will forward to the Tender Agent the appropriate amount of cash required to pay the Change in Control Purchase Price for the Securities that have been accepted for payment, and the Tender Agent will promptly distribute the cash via DTC (in accordance with its normal procedures) to each Holder that has validly delivered its Change in Control Purchase Notice and not validly withdrawn such delivery prior to 9:00 a.m., New York City time, on the Change in Control Purchase Date. See "Section 5--Payment for Surrendered Securities."


Until what time can I withdraw previously surrendered Securities?

         You can withdraw Securities for which a Change in Control Purchase Notice was previously tendered at any time until 9:00 a.m., New York City time, on the Change in Control Purchase Date. If we extend the period you have to exercise your Put Option, you may withdraw your tendered Change in Control Purchase Notices at any time prior to the new expiration date, as extended. You may also withdraw your tendered Change in Control Purchase Notices if we have not accepted your Securities for purchase prior to January 14, 2004. See "Section 4--Right of Withdrawal."

How do I withdraw previously surrendered Securities?


         If you desire to withdraw your Change in Control Purchase Notice and your Securities are held through a broker, dealer, commercial bank, trust company or other nominee, you must contact that nominee directly, and instruct them to withdraw your Change in Control Purchase Notice for the Securities on your behalf.


         If you desire to withdraw your Change in Control Purchase Notice and you hold your Securities through DTC and are a DTC participant, you must withdraw your Change in Control Purchase Notice electronically through DTC's Automated Tenders Offer Program ("ATOP"), subject to the terms and procedures of that system on or before 9:00 a.m., New York City time, on the Change in Control Purchase Date.

         DIFFERENT FIRMS HAVE DIFFERENT CUT-OFF TIMES AND PROCEDURES FOR ACCEPTING INSTRUCTIONS FROM THEIR CUSTOMERS. ACCORDINGLY, YOU SHOULD CONSULT THE BROKER OR OTHER NOMINEE THROUGH WHICH YOU HOLD AN INTEREST IN THE SECURITIES IN ORDER TO ASCERTAIN THE CUT-OFF TIME AND PROCEDURES BY WHICH A NOTICE OF WITHDRAWAL MUST BE TENDERED TO ENSURE DELIVERY BY 9:00 A.M., NEW YORK CITY TIME, ON THE CHANGE IN CONTROL PURCHASE DATE, AND ANY OTHER DOCUMENTATION OR OTHER REQUIREMENTS THAT THE BROKER OR OTHER NOMINEE MAY HAVE.


         See "Section 4--Right of Withdrawal."

Do I need to do anything if I do not wish to surrender my Securities for purchase?


         No. If you do not deliver a properly completed and duly executed Change in Control Purchase Notice before 9:00 a.m., New York City time, on the
Change in Control Purchase Date, New Neuberger will not purchase your Securities and such Securities will remain outstanding subject to their existing terms. See "Section 3--Procedures to Be Followed by Holders Electing to Surrender Securities for Purchase."

If I choose to surrender my Securities for purchase, do I have to surrender all of my Securities?

         No. You may surrender all of your Securities, a portion of your Securities or none of your Securities for purchase. If you wish to surrender a portion of your Securities for purchase, however, you must surrender your Securities in Principal Amounts at Maturity equal to $1,000 or integral multiples thereof. See "Section 3--Procedures to Be Followed by Holders Electing to Surrender Securities for Purchase."

If I do not surrender my Securities for purchase, will I continue to be able to exercise my conversion rights?


         Yes. If you do not surrender your Securities for purchase, your conversion rights will not be affected. Immediately prior to the effective time of the merger, each $1,000 Principal Amount at Maturity of the Securities was convertible into 13.8879 shares common stock, par value $0.01 per share, of Old Neuberger ("Old Neuberger Common Stock"), subject to the terms, conditions and adjustments specified in the Indenture and the Securities. Accordingly, each $1,000 Principal Amount at Maturity of the Securities will be convertible into cash and stock equal to $131.80 and 6.5843 shares of Lehman Brothers Common Stock (the "Conversion Amount") upon the occurrence of an event triggering such conversion rights, again subject to the terms, conditions and adjustments specified in the Indenture and the Securities. See "Section 2.3--Conversion Rights of the Securities."


What are the tax consequences to me if you purchase my Securities?

         If you are a U.S. Holder (as defined in Section 10 below), the receipt of cash in exchange for Securities pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes and you will generally recognize gain or loss. If you are a non-U.S. Holder (as defined in Section 10 below), you generally will not recognize gain or loss with respect to the receipt of cash in exchange for Securities pursuant to the Put Option as long as you satisfy certain conditions. See "Section 10--Material United States Federal Income Tax Considerations."

Who is the Tender Agent?

         The Bank of New York, the trustee for the Securities, is serving as Tender Agent in connection with the Put Option. Its address and telephone number are set forth on page (ii) of this Change in Control Notice. See "Section 5--Payment for Surrendered Securities."

Who can I talk to if I have questions about the Put Option?

         Questions and requests for assistance in connection with the surrender of Securities for purchase in this Put Option may be directed to William Buckley at The Bank of New York at (212) 815-5788.

               SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS


         Some of the statements contained or incorporated by reference in this Change in Control Notice, including those relating to Lehman Brothers' and New Neuberger's strategies and other statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions, are "forward looking statements." These statements are not historical facts but instead represent only Lehman Brothers' and New Neuberger's expectations, estimates and projections regarding future events. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include the risk factors and other market, credit or counterparty, liquidity, legal and operational uncertainties discussed elsewhere in this document and the documents that are incorporated herein by reference. Those uncertainties include, but are not limited to:


                  o Market Fluctuations and Volatility. Changes in interest and foreign exchange rates, securities and commodities valuations and increases in volatility can increase risk, and may also impact customer flow related revenues in Lehman Brothers' Capital Markets and Client Services businesses, as well as impact the volume of debt and equity underwritings and merger and acquisition transactions.

                  o Industry Competition and Changes in Competitive Environment.
                    Increased competition from both banking institutions and non-traditional financial services providers and from industry consolidation could impact fees earned in the future.

                  o Investor Sentiment. Last year saw a record number of
                    accounting and corporate governance scandals, which have had a significant impact on investor confidence in the marketplace. In addition, geopolitical concerns about current and future military actions and possible terrorist activities can have an effect on the global financial markets.

                  o Liquidity. Liquidity could be impacted by the inability to access the long-term or short-term debt markets or the repurchase and securities lending markets. However, Lehman Brothers' liquidity and funding policies have been designed with the goal of providing sufficient liquidity resources to continually fund its balance sheet and to meet all obligations in all market environments.

                  o Credit Ratings. A reduction in Lehman Brothers' credit
                    ratings could adversely affect Lehman Brothers' access to liquidity alternatives and its competitive position, and could increase the cost of funding, or trigger additional collateral requirements.

                  o Credit Exposure. Credit risk represents the possibility that a counterparty will be unable to honor its contractual obligations. Although Lehman Brothers actively manages daily credit risk exposure as part of its risk management framework, counterparty default risk may arise from unforeseen events or circumstances.

                  o Legal/Regulatory. Legal risks include litigation and
                    legislative and regulatory developments in the United States and other jurisdictions.

         Lehman Brothers' and New Neuberger's actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any forward-looking statements, and, accordingly, readers are cautioned not to place undue reliance on such statements.

         For more information concerning factors that could affect Lehman Brothers' and New Neuberger's future results and financial conditions, see ``Management's Discussion and Analysis'' in each of Holdings' and New Neuberger's 2002 Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, which are incorporated by reference. Lehman Brothers and New Neuberger undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

                 IMPORTANT INFORMATION CONCERNING THE PUT OPTION

Section 1. Information Concerning New Neuberger and Lehman Brothers.

                  Section 1.1. New Neuberger

         Neuberger Berman Inc.
         605 Third Avenue
         New York, New York 10158
         (212) 476-9000

         Neuberger Berman Inc. (formerly known as Ruby Acquisition Company), a Delaware corporation and a direct wholly owned subsidiary of Holdings, was organized on July 3, 2003 for the purpose of effecting the merger with Old Neuberger. On October 31, 2003, Old Neuberger was merged (the "Merger") with and into New Neuberger, pursuant to the terms of the Agreement and Plan of Merger, dated as of July 21, 2003, as amended by the First Amendment to Agreement and Plan of Merger, dated as of September 22, 2003 (as amended, the "Merger Agreement"), among Holdings, New Neuberger and Old Neuberger. Pursuant to the terms of the Merger Agreement, each share of Old Neuberger Common Stock outstanding immediately prior to the effective time of the Merger, was converted into the right to receive (a) $9.49 in cash without interest and (b) 0.4741 shares of Lehman Brothers Common Stock (the "Merger Consideration").

         As a result of the Merger, New Neuberger changed its name to "Neuberger Berman Inc." and now conducts the business of Old Neuberger. New Neuberger, through its subsidiaries, is an investment advisory firm with approximately $67.7 billion in assets under management as of October 29, 2003. New Neuberger provides clients with a broad range of investment products, services and strategies. Its clients include individuals, institutions, corporations, pension funds, foundations and endowments. New Neuberger conducts its business primarily through its subsidiaries, Neuberger Berman, LLC and Neuberger Berman Management Inc., both of which are registered investment advisers and broker-dealers, Neuberger Berman Trust Company, N.A., which holds a national bank charter, and Neuberger Berman Trust Company of Delaware, a non-depository limited purpose trust company. New Neuberger's principal business segments include Private Asset Management, Mutual Funds and Institutional, and Professional Securities Services. A fourth segment, Corporate, reflects certain corporate results that are not directly related to the day-to-day operations of its principal business. As of June 30, 2003, New Neuberger conducted its business from 18 offices in 16 cities.

         Pursuant to the Third Supplemental Indenture, New Neuberger succeeded to, and was substituted for all the rights and obligations of, Old Neuberger under the Original Indenture. By virtue of the Third Supplemental Indenture, New Neuberger is the subject company with respect to the Put Option.

                  Section 1.2. Lehman Brothers

         Lehman Brothers Holdings Inc.
         745 Seventh Avenue
         New York, New York 10019
         (212) 526-7000

         Lehman Brothers is one of the leading global investment banks, serving institutional, corporate, government and high-net-worth individual clients and customers. Lehman Brothers' worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in the United States, Europe, the Middle East, Latin America and the Asia Pacific region. Lehman Brothers is engaged primarily in providing financial services. Other businesses in which Lehman Brothers is engaged represent less than 10 percent of consolidated assets, revenues or pre-tax income.

         Lehman Brothers' business includes raising capital for clients through securities underwriting and direct placements, corporate finance and strategic advisory services, private equity investments, securities sales and trading, research, and the trading of foreign exchange and derivative products and certain commodities. Lehman

Brothers acts as a market-maker in all major equity and fixed income products in both the United States and international markets. Lehman Brothers is a member of all principal securities and commodities exchanges in the United States, as well as the NASD, Inc., and holds memberships or associate memberships on several principal international securities and commodities exchanges, including the London, Tokyo, Hong Kong, Frankfurt, Paris and Milan stock exchanges.

         Lehman Brothers provides a full array of capital market products and advisory services worldwide. Through its investment banking, trading, research, structuring and distribution capabilities in equity and fixed income products, Lehman Brothers continues its focus of building its client/customer business model. This model focuses on ``customer flow'' activities. The ``customer flow'' model is based upon Lehman Brothers' principal focus of facilitating customer transactions in all major global capital markets products and services. Lehman Brothers generates customer flow revenues from institutional and high-net-worth clients/customers by (a) advising on and structuring transactions specifically suited to meet client needs, (b) serving as a market maker and/or intermediary in the global marketplace, including having securities and other financial instrument products available to allow clients to rebalance their portfolios and diversify risks across different market cycles, (c) acting as an underwriter to clients and (d) providing investment management services to high net worth clients, mutual funds, and institutional clients. In addition to its customer flow activities, Lehman Brothers also takes proprietary positions, the success of which is dependent on its ability to anticipate economic and market trends. Lehman Brothers believes its customer flow orientation mitigates its overall revenue volatility.

         Lehman Brothers operates in three business segments: Investment Banking, Capital Markets and Client Services.

Section 2. Information Concerning the Securities. On May 4, 2001, in accordance with Rule 144A of the Securities Act of 1933, as amended, Old Neuberger sold $175,000,000 in Principal Amount at Maturity of the Securities under the Indenture. The issue price of the Securities was $860.95 (the "Issue Price"), representing a yield to maturity of 0.75%, which is accounted for using the effective interest rate method. The original issue discount at issuance was $139.05 per $1,000 Principal Amount at Maturity (the "Original Issue Discount"). Currently, there are $166,235,000 in Principal Amount at Maturity of Securities outstanding. The Securities mature on May 4, 2021.

         Pursuant to the First Supplemental Indenture, Old Neuberger amended the terms of the Securities to permit Holders, at their option, to cause Old Neuberger to repurchase the Securities on November 4, 2002, at their accreted value of $870.67 per $1,000 Principal Amount at Maturity. Each Holder electing not to require Old Neuberger to repurchase their convertible securities as of May 4, 2002, received, on May 8, 2002, a one-time payment of $4.34 for every $1,000 aggregate Principal Amount at Maturity of the convertible securities held.

         Pursuant to the Second Supplemental Indenture, Old Neuberger amended the Securities to add cash interest payments of 3.047% per annum of the Principal Amount at Maturity on outstanding Securities for the 18 consecutive months beginning November 4, 2002. This additional interest, which is the equivalent of 3.500% of $870.67, the accreted value on November 4, 2002, was paid in arrears on May 4, 2003 and November 4, 2003, and will be paid on a semi-annual basis in arrears on May 4, 2004 to Holders of record at the close of business on April 15, 2004.


         Section 2.1. New Neuberger's Obligation to Purchase the Securities upon Change in Control; Purpose of the Transaction. Pursuant to the terms of the Securities and the Indenture, upon the occurrence of a Change in Control, as defined in the Indenture, New Neuberger is obligated to purchase all Securities validly surrendered for purchase and not withdrawn, at the Holder's option, at a purchase price specified in paragraph 6 of the Securities, together with the accrued and unpaid interest with respect thereto, as of a date that is no later than 35 business days after the occurrence of the Change in Control. The date at which New Neuberger will purchase the Securities is Tuesday, December 16, 2003 (the "Change in Control Purchase Date"). Holders who wish to exercise their Put Option must comply with the procedures described in this Change in Control Notice by 9:00 a.m., New York City time, on the Change in Control Purchase Date. New Neuberger will not extend the period Holders have to exercise the Put Option.

         The purchase by New Neuberger of validly surrendered Securities is not subject to any conditions other than such purchase being lawful.


                  Section 2.2. Change in Control Purchase Price. As specified in paragraph 6 of the Securities, the purchase price to be paid by New Neuberger for the Securities is calculated as the Issue Price plus accrued Original Issue Discount as of the Change in Control Purchase Date, plus accrued and unpaid interest. This amount is equal to $881.54 per $1,000 Principal Amount at Maturity of the Securities (the "Change in Control Purchase Price"). The Change in Control Purchase Price will be paid in cash with respect to any and all Securities for which a Change in Control Purchase Notice was validly tendered and not withdrawn prior to the Change in Control Purchase Date. Payment will be made promptly following the expiration of the Put Option. Securities surrendered for purchase will be accepted only in Principal Amounts at Maturity equal to $1,000 or integral multiples thereof. The Original Issue Discount and interest will cease to accrue on Securities validly surrendered for purchase and not withdrawn on the Change in Control Purchase Date unless New Neuberger defaults in making payment.


         The Change in Control Purchase Price is based solely on the requirements of the Indenture and the Securities and bears no relationship to the market price of the Securities or Lehman Brothers Common Stock. Thus, the Change in Control Purchase Price may be significantly higher or lower than the current market price of the Securities. Holders of Securities are urged to obtain the best available information as to potential current market prices of the Securities, to the extent available, and Lehman Brothers Common Stock before making a decision whether to surrender their Securities for purchase.

         None of New Neuberger or Lehman Brothers or their respective boards of directors or employees are making any recommendation to Holders as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Change in Control Notice. Each Holder must make his or her own decision whether to surrender his or her Securities for purchase and, if so, the Principal Amount at Maturity of Securities to surrender based on such Holder's assessment of current market value of the Securities and the Lehman Brothers Common Stock and other relevant factors.


                  Section 2.3. Conversion Rights of the Securities. The Securities will become convertible upon the occurrence of certain triggering events described below, in accordance with and subject to the terms of the Indenture and paragraph 8 of the Securities, into the amount of Merger Consideration that a Holder would have received if he had converted his Securities into Old Neuberger Common Stock immediately prior to the effective time of the Merger. Immediately prior to the effective time of the Merger, the conversion rate of the Securities was 13.8879 shares of Old Neuberger Common Stock per $1,000 principal amount of the Securities. In the Merger, each share of Old Neuberger Common Stock was converted into the right to receive $9.49 in cash without interest and 0.4741 of a share of Lehman Brothers Common Stock. Accordingly, as of the date of this Change in Control Notice, each $1,000 Principal Amount at Maturity of Securities would be convertible, in accordance with and subject to the terms of the Indenture and paragraph 8 of the Securities, into $131.80 in cash and 6.5843 shares of Lehman Brothers Common Stock, subject to further adjustment in certain events as set forth in the Indenture and the Securities and described below (the "Conversion Amount"). Cash will be paid in lieu of any fractional share otherwise issuable upon conversion.


         The Securities are only convertible upon the occurrence of any of the following events:

                  o during any calendar quarter commencing after June 30, 2001, the closing sale price of Lehman Brothers Common Stock on the New York Stock Exchange (the "NYSE") for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than a specified percentage, initially 120% and declining 0.12658% each quarter thereafter, of the accreted conversion price per share (as defined in the Indenture) of Lehman Brothers Common Stock on the last trading day of the preceding calendar quarter;

                  o New Neuberger elects to redeem the convertible securities;

                  o New Neuberger takes certain corporate actions, such as the declaration of an extraordinary dividend or a Change in Control; and

                  o the credit rating on the Securities by Standard & Poor's is below investment grade.

         Holders that do not surrender their Securities for purchase pursuant to the Put Option Materials will maintain the right to convert their Securities into the Conversion Amount, in accordance with and subject to the terms of the Indenture and the Securities. Any Securities as to which a Change in Control Purchase Notice has been given may be converted in accordance with the terms of the Indenture only if the applicable Change in Control Purchase Notice has been validly withdrawn prior to 9:00 a.m., New York City time, on the Change in Control Purchase Date, as described in "Section 4--Right of Withdrawal."

         Section 2.4. Market for the Securities and Lehman Brothers Common Stock. The securities are not listed on any national securities exchange. There does not exist any established reporting system or established trading market for the Securities. To the extent that the Securities are traded, prices of the Securities may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, New Neuberger's and Lehman Brothers' operating results and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Securities prior to making any decision with respect to the Put Option. Lehman Brothers Common Stock, into which the Securities are convertible in part, is primarily listed on the NYSE under the symbol "LEH." On December 1, 2003, the last reported sales price of Lehman Brothers Common Stock on the NYSE was $72.75 per share. The Securities are held through the Depository Trust Company ("DTC"). As of December 1, 2003, there was approximately $166.235 million aggregate Principal Amount at Maturity of Securities outstanding and DTC was the sole record holder of the Securities.

         After the Change in Control Purchase Date, if a significant number of Securities have been surrendered and purchased by New Neuberger, New Neuberger would anticipate that trading in the Securities will be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price and trade with greater volatility or much less frequency than would a comparable debt security with a greater float. Consequently, New Neuberger's purchase of Securities on the Change in Control Purchase Date, if any, and the cancellation of Securities upon surrender for conversion, if any, would reduce the float and could negatively impact the liquidity, value and price volatility of the Securities that remain outstanding thereafter.


         Lehman Brothers Common Stock, into which the Securities are convertible in part, is primarily listed on the NYSE under the symbol "LEH." The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of Lehman Brothers Common Stock as reported on the NYSE.


                                                                                                     Dividends on
                                                                                                     Common Stock
                                                                  High               Low              (per share)
                                                                 ------             ------        -------------------
2001
1st Quarter...........................................           $86.20             $49.00               $0.07
2nd Quarter...........................................           $82.90             $54.00               $0.07
3rd Quarter...........................................           $78.50             $63.13               $0.07
4th Quarter...........................................           $72.20             $43.50               $0.07
2002
1st Quarter...........................................           $70.23             $53.59               $0.09

2nd Quarter...........................................           $67.33             $54.67               $0.09
3rd Quarter...........................................           $63.70             $48.18               $0.09
4th Quarter...........................................           $64.14             $42.47               $0.09
2003
1st Quarter...........................................           $62.14             $50.15               $0.12
2nd Quarter...........................................           $73.17             $50.60               $0.12
3rd Quarter...........................................           $76.25             $60.02               $0.12
4th Quarter...........................................           $74.95             $65.62               $0.12
2004
1st Quarter (through December 1, 2003)................           $72.69             $70.50                  --



         As of November 13, 2003, there were approximately 273,279,289 shares of Lehman Brothers Common Stock outstanding. We urge you to obtain current market information for the Securities, to the extent available, and Lehman Brothers Common Stock before making any decision to surrender your Securities pursuant to the Put Option Materials.

                  Section 2.5. Redemption.

         (a) Redemption at the Option of New Neuberger. The Securities are not redeemable prior to May 4, 2006. After that date, the Securities are redeemable as a whole at any time, or in part from time to time, at the option of New Neuberger for cash at the redemption prices set forth below, plus accrued and unpaid cash interest thereon. If redeemed at New Neuberger's option, the Securities will be redeemed at a price equal to the sum of the Issue Price and accrued Original Issue Discount plus accrued and unpaid interest on such Securities through the applicable redemption date. The table below shows the redemption prices of a Security on May 4, 2006, at each May 4 thereafter prior to maturity and at maturity on May 4, 2021. In addition, the redemption price of a Security that is redeemed between the dates listed below would include an additional amount reflecting the additional Original Issue Discount that has accrued on such Security since the immediately preceding date in the table below to the date of redemption, plus accrued and unpaid cash interest with respect to such Security.

                                                     (2)
                                                   Accrued          (3)
                                       (1)         Original      Redemption
                                     Issue          Issue          Price
Redemption Date                       Price        Discount      (1) + (2)
------------------------------    -----------    ----------    --------------
     May 4,
     2006....................        $ 860.95        32.84        $893.79
     2007....................          860.95        39.55         900.50
     2008....................          860.95        46.32         907.27
     2009....................          860.95        53.14         914.09
     2010....................          860.95        60.00         920.95
     2011....................          860.95        66.92         927.87
     2012....................          860.95        73.90         934.85
     2013....................          860.95        80.92         941.87
     2014....................          860.95        88.00         948.95
     2015....................          860.95        95.13         956.08
     2016....................          860.95       102.31         963.26
     2017....................          860.95       109.55         970.50
     2018....................          860.95       116.84         977.79
     2019....................          860.95       124.19         985.14
     2020....................          860.95       131.59         992.54
     At stated maturity......          860.95       139.05       1,000.00

         (b) Redemption at the Option of the Holder. New Neuberger is required to purchase the Securities at the option of the Holder, per $1,000 Principal Amount at Maturity, for: $880.50 on May 4, 2004; $893.79 on May 4, 2006; $927.87
on May 4, 2011; and $963.29 on May 4, 2016.

         New Neuberger was required to purchase Securities at $867.42 per $1,000 Principal Amount at Maturity on May 4, 2002, at the option of Holders, and Holders of approximately 5%, or $8.74 million Principal Amount at Maturity, of the Securities exercised that option. New Neuberger was required to purchase Securities at $870.67 per $1,000 Principal Amount at Maturity on November 4, 2002, at the option of Holders, and Holders of approximately 0.02%, or $25,000 Principal Amount at Maturity, of the Securities exercised that option.

                  Section 2.6. Ranking. The Securities rank equal in right of payment to all existing and future unsecured and unsubordinated indebtedness of New Neuberger.


Section 3. Procedures to Be Followed by Holders Electing to Surrender Securities for Purchase. Holders will not be entitled to receive the Change in Control Purchase Price for their Securities unless they validly surrender and do not withdraw the Securities on or before 9:00 a.m., New York City time, on the Change in Control Purchase Date. Only registered Holders are authorized to surrender their Securities for purchase. Holders may surrender some or all of their Securities; however, any Securities surrendered must be in Principal Amounts at Maturity of $1,000 or integral multiples thereof.

         If Holders do not validly surrender their Securities on or before 9:00 a.m., New York City time, on the Change in Control Purchase Date, their Securities will remain outstanding subject to their existing terms.

         All of the Securities are evidenced by one or more global notes registered in the name of Cede & Co., as nominee of DTC. Therefore, to validly surrender Securities pursuant to the Put Option, holders must comply with the procedures described below.

                  Section 3.1. Method of Delivery. The method of delivery of Securities, the related Change in Control Purchase Notice and all other required documents, including delivery through DTC and acceptance through DTC's Automatic Tender Offer Program ("ATOP"), is at the election and risk of the person surrendering such Securities and delivering such Change in Control Purchase Notice and, except as expressly otherwise provided in the Change in Control Purchase Notice, delivery will be deemed made only when actually received by the Tender Agent. The date of any postmark or other indication of when a Security or the Change in Control Purchase Notice was sent will not be taken into account in determining whether such materials were timely received. If such delivery is by mail, it is suggested that Holders use properly insured, registered mail with return receipt requested, and that Holders mail the required documents sufficiently in advance of the Change in Control Purchase Date to permit delivery to the Tender Agent prior to 9:00 p.m., New York City time, on the Change in Control Purchase Date.


                  Section 3.2. Change in Control Purchase Notice. Pursuant to the Indenture, the Change in Control Purchase Notice must contain:

         o the certificate number(s) of the Securities being delivered for purchase;

         o the portion of the principal amount of the Securities that will be delivered to be purchased, which portion must be in Principal Amounts at Maturity of $1,000 or integral multiples thereof; and

         o a statement that such Securities shall be purchased as of the Change in Control Purchase Date pursuant to the terms and conditions specified in the Indenture and paragraph 6 of the Securities.

                  Section 3.3. Delivery of Securities. In all events, to surrender Securities successfully, the Tender Agent must receive (1) either a completed and signed Change in Control Purchase Notice, or an electronic confirmation pursuant to DTC's ATOP system indicating the Principal Amount at Maturity of the Securities to be surrendered and all other documents, if any, required by the Change in Control Purchase Notice, and (2) on or prior to 9:00 a.m., New York City time, on the Change in Control Purchase Date, a confirmation of book-entry transfer of the surrendered Securities into the Tender Agent's account at DTC, in accordance with the book-entry transfer procedures described below.

         Surrender of Securities Held Through a Custodian. A Holder whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee must contact that nominee directly, and instruct them to surrender the Securities on their behalf. The broker or other nominee will provide an instruction letter to a surrendering Holder that the surrendering Holder must follow to instruct the broker or other nominee to surrender his Securities. DIFFERENT FIRMS HAVE DIFFERENT CUT-OFF TIMES AND PROCEDURES FOR ACCEPTING INSTRUCTIONS FROM THEIR CUSTOMERS. ACCORDINGLY, YOU SHOULD CONSULT THE BROKER OR OTHER NOMINEE THROUGH WHICH YOU HOLD AN INTEREST IN THE SECURITIES IN ORDER TO ASCERTAIN THE CUT-OFF TIME AND PROCEDURES BY WHICH A CHANGE IN CONTROL PURCHASE NOTICE MUST BE TENDERED TO ENSURE DELIVERY BY 9:00 A.M., NEW YORK CITY TIME, ON THE CHANGE IN CONTROL PURCHASE DATE, AND ANY OTHER DOCUMENTATION OR OTHER REQUIREMENTS THAT THE BROKER OR OTHER NOMINEE MAY HAVE.


         Surrender of Securities in Held Through DTC. A Holder who is a DTC participant, or whose Securities are held through a DTC participant and of record by DTC (or its nominee through authority granted to the DTC), should, instead of physically completing the Change in Control Purchase Notice, surrender to New Neuberger his or her beneficial interest in the Securities by:


         o electronic transmission through DTC's ATOP system, subject to the terms and procedures of that system on or prior to 9:00 a.m., New York City time, on the Change in Control Purchase Date. In surrendering through ATOP, the electronic instructions sent to DTC by the Holder, and transmitted by DTC to the Tender Agent will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of and agreement to be bound by, the Change in Control Purchase Notice; and

         o delivery to the Tender Agent's account at DTC through DTC's book-entry system of his beneficial interest in the Securities on or prior to 9:00 a.m., New York City time, on the Change in Control Purchase Date.

         Book-Entry Delivery Procedures. All Securities must be delivered by book-entry. Any financial institution that is a DTC participant in DTC may make book-entry delivery of surrendered Securities by having DTC transfer such surrendered Securities into the Tender Agent's account at DTC in accordance with the DTC's procedures for transfer. Although the Securities may be surrendered through book-entry transfer at the DTC facility, the Change in Control Purchase Notice (or a facsimile of it) or an electronic confirmation pursuant to DTC's ATOP system, with any required signature guarantees and other required documents, if any, must be transmitted to and received or confirmed by the Tender Agent at its offices prior to 9:00 a.m., New York City time, on the Change in Control Purchase Date. Surrendering Holders or their brokers must ensure that the Tender Agent receives an agent's message from DTC confirming the book-entry transfer of the surrendered Securities. An "agent's message" is a message transmitted by DTC and received by the Tender Agent that forms a part of the book-entry confirmation, which states that DTC has received an express acknowledgement from the participant in DTC surrendering the Securities and that such participant agrees to be bound by the terms of the Change in Control Purchase Notice.


         No Guaranteed Delivery. There are no guaranteed delivery provisions provided for by New Neuberger in conjunction with the Put Option under the terms of this Change in Control Notice or any other of the Offer Materials. Holders must surrender their Securities in accordance with the procedures set forth in this Section 3--"Procedures to Be Followed by Holders Electing to Surrender Securities for Purchase."

         Delivery of the Change in Control Purchase Notice at the offices of the Tender Agent or an electronic confirmation pursuant to DTC's ATOP system, with any required signature guarantees and other required documents, if any, is a condition to receipt by the Holder of the Change in Control Purchase Price. Delivery of documents to DTC, New Neuberger, or Lehman Brothers does not constitute delivery to the Tender Agent.

         HOLDERS THAT SURRENDER THROUGH DTC NEED NOT SUBMIT A PHYSICAL CHANGE IN CONTROL PURCHASE NOTICE TO THE TENDER AGENT IF SUCH HOLDERS COMPLY WITH THE TRANSMITTAL PROCEDURES OF DTC.


Section 4. Right of Withdrawal. Securities surrendered for purchase may be withdrawn at any time prior to 9:00 a.m., New York City time, on the Change in Control Purchase Date. However, if the period to exercise the Put Option is extended, Holders may withdraw their tendered Change in Control Purchase Notices at any time prior to the new expiration date, as extended. Holders may also withdraw tendered Change in Control Purchase Notices if New Neuberger has not accepted their Securities for purchase prior to January 14, 2004. In order to withdraw Securities, Holders must deliver to the Tender Agent a Notice of Withdrawal, substantially in the form enclosed herewith, or a facsimile of one, containing:


         o the certificate number(s) of the Securities with respect to which such notice of withdrawal is being submitted;

         o the Principal Amount at Maturity of the Securities with respect to which such notice of withdrawal is being submitted; and

         o the Principal Amount at Maturity, if any, of such Securities that remain subject to the original Change in Control Purchase Notice and that have been or will be delivered for purchase by New Neuberger.


         Withdrawal of Change in Control Purchase Notices relating to Securities Held Through a Custodian. A Holder whose Securities are held by a broker, dealer, commercial bank, trust company or other nominee, who desires to withdraw his validly tendered Change in Control Purchase Notice must contact that nominee directly, and instruct them to withdraw such Change in Control Purchase Notice on their behalf. The broker or other nominee will provide an instruction letter to a withdrawing Holder that the withdrawing Holder must follow to instruct the broker or other nominee to withdraw his validly tendered Change in Control Purchase Notice. DIFFERENT FIRMS HAVE DIFFERENT CUT-OFF TIMES AND PROCEDURES FOR ACCEPTING INSTRUCTIONS FROM THEIR CUSTOMERS. ACCORDINGLY, YOU SHOULD CONSULT THE BROKER OR OTHER NOMINEE THROUGH WHICH YOU HOLD AN INTEREST IN THE SECURITIES IN ORDER TO ASCERTAIN THE CUT-OFF TIME AND PROCEDURES BY WHICH A NOTICE OF WITHDRAWAL MUST BE TENDERED TO ENSURE DELIVERY BY 9:00 A.M., NEW YORK CITY TIME, ON THE CHANGE IN CONTROL PURCHASE DATE, AND ANY OTHER DOCUMENTATION OR OTHER REQUIREMENTS THAT THE BROKER OR OTHER NOMINEE MAY HAVE.

         Withdrawal of Change in Control Purchase Notices relating to Securities in Held Through DTC. A Holder who is a DTC participant, or whose Securities are held through a DTC participant and of record by DTC (or its nominee through authority granted to the DTC), who desires to withdraw his validly tendered Change in Control Purchase Notice should, instead of physically completing the Notice of Withdrawal, withdraw his validly tendered Change in Control Purchase Notice by electronic transmission through DTC's ATOP system, subject to the terms and procedures of that system on or prior to 9:00 a.m., New York City time, on the Change in Control Purchase Date.

         The signature on the Notice of Withdrawal must be guaranteed by an Eligible Institution (as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") unless such Securities have been surrendered for purchase for the account of an Eligible Institution. Any properly withdrawn Securities will be deemed not validly surrendered for purposes of the Put Option. Securities withdrawn from the Put Option may be resurrendered by following the surrender procedures described in Section 3 above.


         HOLDERS THAT WITHDRAW THROUGH DTC NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE TENDER AGENT IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC.


Section 5. Payment for Surrendered Securities. Promptly following the expiration of the the Put Option, New Neuberger will forward to the Tender Agent the amount of cash required to pay the Change in Control Purchase Price for all Securities duly accepted for payment, and the Tender Agent will promptly distribute the cash via DTC (in accordance with its normal procedures) to each Holder that has validly delivered its Change in Control Purchase Notice and not validly withdrawn such delivery prior to 9:00 a.m., New York City time, on the Change in Control Purchase Date.


         The total amount of funds required by New Neuberger to purchase all of the Securities is approximately $146.5 million (assuming all of the Securities are validly surrendered for purchase and accepted for payment). In the event any Securities are surrendered and accepted for payment, New Neuberger intends to purchase the Securities with available cash or through other available sources of funding, which may include inter-company loans from Lehman Brothers.

         The Bank of New York is serving as the Tender Agent. Its address and telephone number are set forth on page (ii) of this Change in Control Notice.

Section 6. Securities Acquired. Any Securities purchased by New Neuberger pursuant to the Put Option will be cancelled by the Trustee, pursuant to the terms of the Indenture.

Section 7. Plans or Proposals of New Neuberger. It is contemplated that, after December 31, 2003, New Neuberger will no longer be subject to the reporting requirements of the Exchange Act. On November 3, 2003, New Neuberger solicited consents from holders of the Securities that are institutional accredited investors with respect to an amendment to the Indenture that would replace New Neuberger's obligations to deliver financial information, including the obligation to deliver to the Trustee the annual, quarterly and other reports that it is required to file with the SEC pursuant to Sections 13 or 15(d) of the Exchange Act with similar obligations of Holdings. The consent solicitation expired on November 13, 2003; however, New Neuberger intends to extend the deadline. If this amendment were effected, Lehman Brothers would provide a full and unconditional guarantee of New Neuberger's payment obligations under the Securities. No assurance can be given that the necessary consents to effect this amendment will be received. Additionally, by virtue of the Merger, there is no longer any Old Neuberger Common Stock outstanding and accordingly Lehman Brothers intends to cause the Old Neuberger Common Stock to be deregistered under applicable securities laws. Except as noted above and in this Change in Control Notice, Lehman Brothers and New Neuberger currently have no plans, proposals or negotiations that relate to or would result in any of the events described in Item 1006 of Regulation M-A issued under the Exchange Act.

Section 8. Interests of Directors, Executive Officers and Affiliates of Holdings and New Neuberger in the Securities. Except as otherwise disclosed below, to the knowledge of Holdings and New Neuberger:

         o none of Holdings or New Neuberger, or their respective executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Securities;

         o Lehman Brothers and New Neuberger will not purchase any Securities from such persons; and

         o during the 60 days preceding the date of this Change in Control Notice, none of such persons has engaged in any transactions in the Securities, other than the Merger and related transactions required by the Indenture as described elsewhere herein and the solicitation of consents described in Section 7 above.

         A list of the directors and executive officers of Holdings and of New Neuberger is attached to this Change in Control Notice as Annex A.

         Concurrent with the initial sale of the Securities, Old Neuberger entered into a Registration Rights Agreement, dated as of May 4, 2001, by and between Old Neuberger and Merrill Lynch Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, relating to the Securities and the underlying Old Neuberger Common Stock. Such agreement has terminated in accordance with its terms.

         Except as described above and in the Change in Control Notice, none of Holdings or New Neuberger, or to their knowledge, any of their respective affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Put Option or with respect to any of New Neuberger's securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Section 9. Purchases of Securities by New Neuberger and its Affiliates. Each of Lehman Brothers, New Neuberger and their affiliates, executive officers and directors, are prohibited under applicable U.S. federal securities laws from purchasing Securities (or the right to purchase Securities) other than through the Put Option until the expiration of at least the tenth business day after the Change in Control Purchase Date. Following such time, if any Securities remain outstanding, Lehman Brothers, New Neuberger and their respective affiliates, executive officers and directors may purchase Securities in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Change in Control Purchase Price. Any decision to purchase Securities after the Put Option, if any, will depend upon many factors, including the market price of the Securities, the amount of Securities surrendered for purchase pursuant to the Put Option, the market price of the Lehman Brothers Common Stock, the business and financial position of Lehman Brothers and New Neuberger, and general economic and market conditions.

Section 10. Material United States Federal Income Tax Considerations. The following discussion describes the material U.S. federal income tax consequences resulting from the surrender of the Securities for purchase pursuant to the Put Option. It is based on the Internal Revenue Code of 1986, as amended (the "Code"), U.S. Treasury Regulations promulgated thereunder, Internal Revenue Service ("IRS") rulings, and judicial decisions, all as currently in effect, and all of which are subject to change, possibly with retroactive effect. The discussion assumes that the Securities are held as "capital assets" within the meaning of section 1221 of the Code. The discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your particular tax situation or to certain classes of holders subject to special treatment under the U.S. federal income tax laws (including, without limitation, certain financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, "S" corporations, expatriates, tax-exempt organizations, persons who are subject to alternative minimum tax, persons who hold Securities as a position in a "straddle" or as part of a "hedging" or "conversion" transaction, or persons that have a functional currency other than the United States dollar).

         WE URGE YOU TO CONSULT YOUR TAX ADVISOR CONCERNING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE PUT OPTION, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES.

         As used herein, a U.S. Holder means a beneficial owner of Securities that is, for U.S. federal income tax purposes: (i) a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust (a) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person. As used herein, the term "Non-U.S. Holder" means a beneficial owner of Securities, other than a partnership, that is not a U.S. Holder as defined above.

         The tax treatment of a partnership that holds Securities will generally depend on the status of the partners and the activities of the partnership. Holders that are partnerships should consult their own tax advisors about the U.S. federal income tax consequences of surrendering Securities pursuant to the Put Option.

         Sale of Securities Pursuant to the Put Option by U.S. Holders. A U.S. Holder's receipt of cash in exchange for Securities pursuant to the Put Option will be a taxable transaction for U.S. federal income tax purposes. Subject to the market discount rules described below, a U.S. Holder will generally recognize gain or loss on the sale of a Security in an amount equal to the difference between the amount of cash received for the Security (except for any amount attributable to accrued but unpaid interest, including original issue discount ("OID")) and the U.S. Holder's "adjusted tax basis" in the Security at the time of the sale. Subject to the market discount rules discussed below, such gain or loss generally will be long-term capital gain or loss if a surrendering U.S. Holder held the Security for more than one year at the time of the sale. Long-term capital gains of non-corporate U.S. Holders are generally taxable at lower rates than those applicable to ordinary income or short-term capital gains. Capital gains of corporate U.S. Holders are generally taxable at the regular tax rates applicable to corporations. A U.S. Holder's ability to deduct capital losses may be limited. To the extent the amount paid for the Securities pursuant to the Put Option is attributable to accrued but unpaid interest, including OID, it will constitute ordinary income to the U.S. Holder unless previously included in income.

         Generally, a U.S. Holder will have an adjusted tax basis in the Securities equal to the amount paid for the Security, increased by the amount of OID previously accrued by the U.S. Holder and, if the election described below has been made, market discount previously included in the U.S. Holder's income and decreased by any acquisition premium in respect of the Securities that has been previously taken into account as an offset to OID income. OID generally is the excess of the stated redemption price at maturity of a Security over its issue price and a ratable daily portion of the amount allocable to each accrual period (each of which must be no longer than one year) must be included in income by a U.S. Holder, where the amount allocable to each accrual period is determined on a constant yield basis.

         If you acquired a Security at a cost that is less than its adjusted issue price (other than in the initial offering), the amount of such difference is treated as "market discount" for U.S. federal income tax purposes, unless such difference is less than .0025 multiplied by the adjusted issue price multiplied by the number of complete years to maturity from the date of acquisition. In general, any gain realized by a U.S. Holder on the sale of a Security having market discount will be treated as ordinary income to the extent of the market discount that you have accrued (on a straight line basis or, at your election, on a constant yield basis), unless such Holder has elected to include market discount in income currently as it accrues.

         Sale of Securities Pursuant to the Put Option by Non-U.S. Holders. A Non-U.S. Holder who receives cash in exchange for Securities pursuant to the Put Option generally will not be subject to U.S. federal income tax on any gain recognized, provided that: (i) such Non-U.S. Holder is not an individual who is present in the United States for 183 days or more in the taxable year of disposition, or such individual does not have a "tax home" (as defined in section 911(d)(3) of the Code) or an office or other fixed place of business in the United States; and (ii) such gain is not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and if a treaty applies, the gain is not generally attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder).

         If a Non-U.S. Holder is engaged in a trade or business in the United States, and if the gain on the notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder will generally be subject to regular U.S. federal income tax on any gain realized on the sale or exchange of the Securities in the same manner as if it were a U.S. Holder. Such Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such Non-U.S. Holder is a foreign corporation, such Holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

         Information Reporting and Backup Withholding. The Code and the Treasury Regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest and proceeds paid by brokers to their customers. Payments made to U.S. Holders will generally be subject to such "information reporting," unless the U.S. Holder is an exempt recipient, such as a corporation and certain tax-exempt organizations.

         The "backup withholding" rules generally require payors to withhold tax from payments subject to information reporting if the recipient fails to furnish its taxpayer identification number to the payor or fails to certify that payments received by such Holder are not subject to backup withholding. In order to satisfy these requirements, U.S. Holders electing to surrender Securities should complete the Form W-9 that is part of the Change in Control Purchase Notice and provide it with the Securities being surrendered. A U.S. Holder exempt from backup withholding and information reporting should so indicate in
Part 2 of the Form W-9.

         If a Non-U.S. Holder holds Securities through the non-U.S. office of a non-U.S. related broker or financial institution, backup withholding and information reporting generally will not apply. Information reporting, and possibly backup withholding, may apply if the Securities are held by a Non-U.S. Holder through a U.S. broker or financial institution or the U.S. office of a non-U.S. broker or financial institution and the Non-U.S. Holder fails to provide appropriate information (on Form W-8BEN or other applicable form) to the payor.

         Backup withholding is not an additional tax. Any amount withheld under these rules will be creditable against the Holder's U.S. federal income tax liability, and if withholding results in an overpayment of tax, such Holder may be entitled to a refund, provided that the requisite information is furnished to the IRS.

Section 11. Additional Information. Lehman Brothers is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Old Neuberger was, and New Neuberger will continue to be for the remainder of the current fiscal year, also subject to the reporting and other informational requirements of the Exchange Act. All reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC's home page on the Internet at www.sec.gov. Such reports and other information concerning Lehman Brothers, Old Neuberger and New Neuberger may also be inspected at the offices of the NYSE located at 20 Broad Street, New York, New York 10005.

         Lehman Brothers has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e)(4) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

         The documents listed below contain important information about Lehman Brothers, and its financial condition.

         o Lehman Brothers' Annual Report on Form 10-K for the year ended November 30, 2002, filed on February 28, 2003;

         o All other reports filed pursuant to Section 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above;

         o All documents filed with the SEC by Lehman Brothers pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Change in Control Notice and prior to 5:00 p.m., New York City time, on the Change in Control Purchase Date; and

         o The description of the Lehman Brothers Common Stock set forth in Lehman Brothers' registration statements under Section 12 of the Exchange Act.

         The documents listed below contain important information about New Neuberger, and its financial condition.

         o Old Neuberger's Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 31, 2003;

         o All other reports filed by New Neuberger or Old Neuberger pursuant to
           Section 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above; and

         o All documents filed with the SEC by New Neuberger pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Change in Control Notice and prior to 5:00 p.m., New York City time, on the Change in Control Purchase Date.

         For more information about the Merger, you should examine Lehman Brothers' Registration Statement on Form S-4, and the proxy statement/prospectus contain therein, which became effective on October 1, 2003. The Merger Agreement is attached to the proxy statement/prospectus as Annex A.

         In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

Section 12. No Solicitations. Neither New Neuberger nor Lehman Brothers has employed any persons to make solicitations or recommendations in connection with the Put Option.

Section 13. Definitions. All initially capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture.

Section 14. Conflicts. In the event of any conflict between this Change in Control Notice and the accompanying Change in Control Purchase Notice on the one hand and the terms of the Indenture or any applicable laws on the other hand, the terms of the Indenture or applicable laws, as the case may be, will control.

         None of Lehman Brothers, New Neuberger or their boards of directors or employees are making any recommendation to any Holder as to whether to surrender or refrain from surrendering Securities for purchase pursuant to this Change in Control Notice. Each Holder must make his or her own decision whether to surrender his or her Securities for purchase and, if so, the principal amount of Securities to surrender based on their own assessment of current market value and other relevant factors.



                                               NEUBERGER BERMAN INC.
                                               LEHMAN BROTHERS HOLDINGS INC.








December 2, 2003

                                     ANNEX A

                    BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

         The name, business address, title, and present principal occupation or employment of each of the directors and executive officers of Lehman Brothers Holdings Inc. are set forth below. Except as indicated, each person's business address is c/o Lehman Brothers Holdings Inc., 745 Seventh Avenue, New York, NY 10019. The business telephone number there is (212) 526-7000.

                          LEHMAN BROTHERS HOLDINGS INC.
                               BOARD OF DIRECTORS

NAME                                          TITLE/PRESENT PRINCIPAL OCCUPATION
MICHAEL L. AINSLIE                            Private Investor and Former President and Chief Executive
                                              Officer of Sotheby's Holdings

JOHN F. AKERS                                 Retired Chairman of International Business Machines
                                              Corporation

ROGER S. BERLIND                              Theatrical Producer

THOMAS H. CRUIKSHANK                          Retired Chairman and Chief Executive Officer of
                                              Halliburton Company

RICHARD S. FULD, JR.                          Chairman and Chief Executive Officer

SIR CHRISTOPHER GENT                          Former Chief Executive Officer, Vodafone Group Plc

HENRY KAUFMAN                                 President of Henry Kaufman & Company, Inc.

JOHN D. MACOMBER                              Principal of JDM Investment Group

DINA MERRILL                                  Director and Vice Chairman of RKO Pictures, Inc. and Actress


                          LEHMAN BROTHERS HOLDINGS INC.
                               EXECUTIVE OFFICERS

NAME                                          TITLE
RICHARD S. FULD, JR.                          Chairman and Chief Executive Officer

JONATHAN BEYMAN                               Chief of Operations and Technology

DAVID GOLDFARB                                Chief Financial Officer

JOSEPH M. GREGORY                             Chief Operating Officer

BRADLEY H. JACK                               Chief Operating Officer

THOMAS A. RUSSO                               Chief Legal Officer

         The name, business address, title, and present principal occupation or employment of each of the directors and executive officers of New Neuberger are set forth below. Except as indicated, each person's business address is c/o Neuberger Berman Inc., 605 Third Avenue, New York, NY 10158. The business telephone number there is (212) 476-9000.

                              NEUBERGER BERMAN INC.
                               BOARD OF DIRECTORS

NAME                                          TITLE/PRESENT PRINCIPAL OCCUPATION
JEFFREY B. LANE                               Chairman, Vice Chairman of Lehman Brothers Inc.,
                                              and Chairman of the Wealth Asset Management Division of
                                              Lehman Brothers Holdings Inc.


                              NEUBERGER BERMAN INC.
                               EXECUTIVE OFFICERS

NAME                                          TITLE
JEFFREY B. LANE                               Chairman
ROBERT MATZA                                  Chief Operating Officer and Executive Vice President
JACK L. RIVKIN                                Chief Investment Officer and Executive Vice President
MATTHEW S. STADLER                            Chief Financial Officer and Senior Vice President
KEVIN HANDWERKER                              Senior Vice President, Secretary and General Counsel
HEIDI L. STEIGER                              Executive Vice President
PETER E. SUNDMAN                              Executive Vice President


                                       20